Exhibit 99.2

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave. Suite 440 Portland, OR 97239	CONTACT:	Dwight Weber (503) 417-4855
Telephone (503) 417-4800	Web Site:	http://www.precast.com

PRECISION CASTPARTS CORP. AGREES TO SELL
MAJORITY OF VALVE BUSINESSES

PORTLAND, Oregon – September 24, 2004 – Precision Castparts Corp. (NYSE:PCP) has agreed to sell the majority of its valve businesses, formerly part of its Fluid Management Products segment, to Cooper Cameron Corporation (NYSE:CAM) of Houston, Texas, in a cash transaction valued at approximately $80.0 million.

This deal, which is subject to regulatory approvals, is expected to close by the end of calendar 2004.  The valve businesses consist of the General Valve, Sterom, TBV, TECHNO, AOP, and PCC Ball Valves product lines.

The above transaction is part of the decision announced earlier today to sell the pump and valve businesses of the Company’s Fluid Management Products segment.

PCC Eurovalve, based in The Netherlands, and the assets related to the Reiss, Baronshire, Valtaco, and Technova product lines, are not included in the above transaction and will be held for sale in discontinued operations.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex, metal components and products.  It serves the aerospace, power generation, automotive, and general industrial/other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, pulp and paper, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.